                                                                    EXHIBIT 12.1
                                                      CONTINENTAL AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

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
                                                        NINE MONTHS
                                                           ENDED                        YEARS ENDED DECEMBER 31,
                                                       SEPTEMBER 30,      ----------------------------------------------------------
                                                           2004        2003         2002         2001         2000         1999
                                                      ------------    ------       ------       ------       ------       ------
Earnings:
     Earnings (Loss) Before Income
         Taxes and Minority Interest                      (234)         201         (631)        (130)         560          798
     Less:
         Undistributed Earnings (Losses)
           of Equity Investees                              46           23            8          (14)          (1)          (3)
     Plus:
         Interest Expense                                  292          393          372          311          253          233
         Capitalized Interest                              (11)         (24)         (36)         (57)         (57)         (55)
         Amortization of Capitalized Interest               29           38           35           28           21           16
         Portion of Rent Expense Representative
           of Interest Expense                             638          839          852          834          778          714
                                                         -----        -----        -----        -----        -----        -----
                                                           668        1,424          584        1,000        1,556        1,709
                                                         -----        -----        -----        -----        -----        -----
Fixed Charges:
         Interest Expense                                  292          393          372          311          253          233
         Portion of Rent Expense Representative
           of Interest Expense                             638          839          852          834          778          714
                                                         -----        -----        -----        -----        -----        -----
Total Fixed Charges                                        930        1,232        1,224        1,145        1,031          947
                                                         -----        -----        -----        -----        -----        -----

Coverage Adequacy (Deficiency)                            (262)         192         (640)        (145)         525          762
                                                         =====        =====        =====        =====        =====        =====

Coverage Ratio                                             N/A         1.16          N/A          N/A         1.51         1.80
                                                         =====        =====        =====        =====        =====        =====
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